Exhibit 4.(a).8

ENGLISH TRANSLATION

EDUARDO AVELLO CONCHA

NOTARY PUBLIC

ORREGO LUCO 0153 – SANTIAGO

O.T. 828.948

REP. No. 20.788-2015

LEASE AGREEMENT

COMPAÑÍA DE SEGUROS CORPVIDA S.A.

TO

CORPBANCA

In Santiago, Chile, on July 27, 2015, before me, EDUARDO AVELLO CONCHA, attorney at law, Notary Public Officer, holder of the 27th Notary Public Office of Santiago, domiciled at Orrego Luco No. 0153, Commune of Providencia, Metropolitan Region, appear: on one hand, CORPBANCA, baking corporation, Tax ID No. 97,023,000-9, represented by Mr. FERNANDO MASSÚ TARÉ, Chilean, married, commercial engineer, ID card No. 6,783,826-2 both domiciled for these purposes in Huérfanos No. 1072, Commune of Santiago, Metropolitan Region, hereinafter the “Tenant”; and on the other hand, COMPAÑÍA DE SEGUROS CORPVIDA S.A., Tax ID 96,571,890-7, represented by Mr. Christian Abello Prieto, Chilean, married, commercial engineer, ID card No. 6,376,512-0 and by Mr. Jorge Espinoza Bravo, Chilean, married, commercial engineer, ID card No. 11,629,066-9 all domiciled for these purposes in Rosario Norte 660, floor 21, Commune of Las Condes, Metropolitan Region, hereinafter “CORPVIDA”, the “Company” or the “Landlord”; all the appearing parties are of legal age and evidence their identities with the above mentioned ID cards, and express that they have agreed upon the lease of real estate, pursuant to the provisions contained herein, and alternatively, by the applicable rules of the Civil Code that may apply. FIRST. Description of the properties. COMPAÑÍA DE SEGUROS CORPVIDA S.A. owns the following properties, all in the commercial building named Nueva Las Condes Siete, with entrance by Avenida Presidente Riesco No. 5537, Las Condes, Metropolitan Region, hereinafter, the “Building”: (a) 12th Floor, of approximately 1,135.57 square meters; (b) commercial premises 7 and 9 of the floor -1, of approximately 942.15 square meters; (c) commercial premise 8 of the floor -1, of approximately 1,046.01 square meters; (d) 90 single parking spaces; (e) 4 tandem parking spaces; (f) 3 motorcycles’ parking spaces; (g) 170.75 square meters of storage space; all the above hereinafter referred to as the “properties”. Compañía de Seguros Corpvida S.A. purchased the properties from Inmobiliaria NLC7 S.A., as evidenced by the public deed dated July 21, 2015, granted in the Notary Public of Santiago of Mr. José Musalem Saffie. The title is currently registered on page 8,113 No. 12,496 of the Santiago Real Estate Registrar of year 2013, and is in the process of being registered at Compañía de Seguros Corpvida S.A.’s name. SECOND. Lease agreement. COMPAÑÍA DE SEGUROS CORPVIDA S.A. represented as indicated above, hereby leases to CORPBANCA, who, by means of its representatives, accepts the properties indicated above. The Tenant declares that the properties shall be used for business purposes and to carry out its corporate purpose. This lease shall include the movable property, equipment and facilities to be acquired by the Landlord for up to a value of the peso equivalent of 6,247.46 Unidades de Fomento. For these purposes, the Tenant shall provide CorpVida in writing a detailed list of the assets to be acquired, together with a quote from each applicable supplier, prior to the first rent payment. Notwithstanding the above, if 10 business days prior the date on which the first rent payment of is due, the Landlord has not yet received the written communication indicated above it shall acquire the movable assets, equipment and facilities deemed appropriate, for up to a value of the peso equivalent of 6,247.46 Unidades de Fomento. The assets acquired by the Landlord shall be evidenced in an exhibit that shall deemed to be part of this contract for all legal purposes. Additionally, the Landlord shall provide a sign post for the installation of advertising by the Tenant. The advertising material shall be provided, paid for and maintained by the Tenant. The location and size of the aforementioned sign post are specified in Exhibit 1 hereto, registered under number 846. THIRD. Rent. (1) The monthly rent for the offices and commercial premises shall be the peso equivalent to 1,391.57 Unidades de Fomento plus the VAT corresponding to each leased property, which taxable value shall be determined pursuant to article 17 of the Decree Law 825 of Value Added Tax, pursuant to the following: (i) the peso equivalent to 570.92 Unidades de Fomento plus VAT for floor 12; (ii) the peso equivalent to 388.89 Unidades de Fomento plus VAT for the commercial premises Nos. 7 and 9 of floor -1; (iii) the peso equivalent to 431.76 Unidades de Fomento plus VAT for the commercial premise No. 8. (2) The monthly rent for the parking spaces and storage space shall be the peso equivalent of 375.56 Unidades de Fomento pursuant to the following; (ii) the peso equivalent to 315 Unidades de Fomento for the 90 single parking spaces, this is 3.5 Unidades de Fomento per parking lot; (iii) the peso equivalent to 20 Unidades de Fomento for the 4 tandem parking spaces, considering an amount of 5 Unidades de Fomento per each tandem parking lot; (iv) the peso equivalent to 3 Unidades de Fomento, for the three motorcycles parking spaces, considering one Unidad de Fomento per parking space; (v) the peso equivalent to 37.57 Unidades de Fomento for the storage units. The Tenant undertakes to pay the total monthly rent within the first 5 business days of each month or on the following business day if the fifth day is a Saturday, Sunday or holiday. The first monthly rent payment shall be made within the first five days of the fifth month following the last day of the month in which this deed is executed. (2) The payments shall be made in pesos, the legal currency of Chile, pursuant to the Unidad de Fomento’s value on the day on which the payment is made, as determined by the Central Bank of Chile. If the Unidad de Fomento’s value is no longer determined or if the basis to calculate it changes in a manner such that its value does not accurately reflect the variation of the Consumer Price Index, as calculated by the National Statistics Institute or by the body that replaces it in the future, any rent payments not yet accrued shall be adjusted proportionately with the variation in the aforementioned index between the month prior to the date of the last rent payment, adjusted pursuant to the Unidad de Fomento, and the month prior to the effective payment date of each rent, considering as a basis the last peso amount paid prior to the occurrence of the above-mentioned events. (3) All payments made by the Tenant shall be made by wire transfer to the checking account No. 000-27910-02 in Banco de Chile or by a certified check available at any of the bank’s branches, prior to the applicable payment deadline. Generally, all payments to be made pursuant to this Agreement by the Tenant, shall be done in the way indicated above. FOURTH. Term of the Lease. This agreement shall have a fixed term of 10 years from the date of this public deed. It shall be tacitly, successively and automatically extended for 5-year terms, unless any of the parties communicates to the other, by certified mail sent to the address indicated herein, of its intention to terminate the agreement, which communication must be sent at least 180 days prior the expiration date of the original term or of any of its extensions, as applicable. Once the lease agreement is terminated, the Tenant shall return the leased properties immediately, vacant and in good conditions notwithstanding normal wear and tear, pursuant to this agreement. FIFTH. Delivery of the Properties. The leased properties are transferred to the Tenant on this date, at its entire satisfaction. SIXTH. Maintenance and conservation of the leased properties and other obligations of the Tenant. (1) The Tenant shall, at its own expense, keep the properties clean and in good condition notwithstanding normal wear and tear, and shall make all minor repairs and those that legally or customarily are made by tenants. The Tenant shall have no right to be reimbursed or indemnified for the repairs and/or maintenance made, or for the elements replaced or included in the leased properties. The Landlord shall make all necessary repairs and those that legally or customarily are made by landlords. If the Landlord does not make the repairs that it is bound to make, the Tenant may effect such repairs on behalf of the Landlord, deducting the expenses from any outstanding rent, provided that the Tenant has previously communicated in writing to the Landlord the need of the repairs. (2) Improvements of any nature made by the Tenant in the leased properties, shall belong to the properties as from the moment they are made with no right to be reimbursed, provided that such improvements may be withdrawn or separated at the end of the lease if such withdrawal or separation does not cause damage to the leased properties. (3) The Landlord shall have no responsibility for direct or indirect damages, whether expected or unexpected, caused to the properties or the person of the Tenant, employees, relatives or third parties, by the use of the leased properties. Such damages shall be the Tenant’s sole responsibility, unless the damages are caused by the Landlord’s action or fault, in which case the Landlord shall hold the Tenant harmless. It shall be the Tenant’s responsibility to purchase insurance covering third parties’ damages caused by problems on the leased floors. (4) Ordinary common expenses and utility expenses shall be borne by the Tenant from this date. Property taxes shall be paid and borne by the Landlord. SEVENTH. Previous consent by Landlord. The Tenant shall obtain the Landlord’s prior written consent in order to perform any of the following activities regarding the leased properties: a) Perform structural modifications or alterations. b) Grant any rights to third parties regarding the properties or assign the Tenant’s rights under this agreement. Notwithstanding the foregoing, the Tenant shall have the right to sublet or lend the properties that are the subject matter of this agreement to any of its related companies. The Tenant may sublet the leased properties to unrelated third parties only with the previous written consent from the Landlord. However, the Tenant shall not need the Landlord’s prior written consent regarding parking spaces and storage units, and needs only to give notice to the building’s management. In any of the cases above, the Tenant shall be the sole responsible for paying the monthly rent to the Landlord. Furthermore, the Landlord authorizes –after the approval of architectural and specialist plans– the Tenant to perform in the leased properties, the renovations and repairs necessary for installing its offices. Additionally, and after the approval of architectural and specialty plans by Compañía de Seguros Corpvida S.A. and by the structural engineer appointed for these purposes by the same, the Tenant shall be able to connect the floor sin which the offices that are subject matter of this contract are located, by an opening in the relevant slabs. Upon the termination of this agreement, the Tenant shall return the leased properties with their complete slabs and in the same state they were delivered by the Landlord. The Tenant shall be responsible for all the direct and indirect obligations derived from the performance of the work mentioned above, including the payments for each particular project. EIGHTH. Breach by the Tenant. The breach of any of the obligations herein by the

Tenant, including the obligation to timely pay the monthly rent, shall entitle the Landlord to bring any of the following remedies, at its own discretion and notwithstanding any additional compensation for damages that may apply; provided that the Tenant shall have a cure period of 30 days from the date on which a notification certified by a notary public is sent to the Tenant by the Landlord communicating the alleged breach: (1) Terminate this agreement and demand the restitution of the leased properties plus payment in full of the monthly rent payments that are due. (2) Demand payment of all the monthly rent payments to be accrued from such date until the date on which the agreement shall terminate, as agreed by the parties. For these purposes, the rent payments shall be deemed accrued for the complete relevant period and due and outstanding as of this occurrence. The provisions set forth in this clause are notwithstanding the right of the Landlord to demand default interest from the Tenant. NINTH. Early Termination. (1) Notwithstanding section Eighth above, if the Tenant initiates its own liquidation, or if its liquidation is declared by any third party, the Landlord shall be entitled to terminate this agreement early and, consequently, demand the restitution of the leased properties. TENTH. Default Interest. Any payment made by the Tenant after the dates agreed upon herein, entailing the untimely compliance with an obligation, shall entitle the counterparty to charge –as penalty– the maximum conventional interest permitted by the law (interés máximo convencional) from the date of the default or delay in the payment until the date on which payment is effectively made in full, notwithstanding other rights that it may have as consequence of breach of contract. ELEVENTH. Release. The parties hereby declare that all prior obligations regarding the execution of this agreement and all prior agreements made in connection with the matters agreed upon herein have been complied with, and release each other completely. TWELFTH. Offsetting. Any amounts owed by the Landlord and vice versa, for any concept, may be deducted directly by the same, without need of any declarations. The aforementioned is notwithstanding the Landlord’s right to collect any difference that may arise in its favor. THIRTEENTH. Prohibition. The parties hereto agree that while this agreement is in effect, Compañía de Seguros Corpvida S.A. may not lease the commercial premises owned by the same in the building Nueva Las Condes Siete to any banking institution other than Corpbanca or its legal successor. FOURTEENTH. Expenses and Taxes. All expenses, levies and taxes derived from the execution of this agreement shall be borne by the Tenant. All expenses, levies and taxes originating from this agreement, including those derived from the documents that need to be signed or accepted, shall be borne by the Tenant. FIFTEENTH. Arbitration. All the differences arising between the parties, directly or indirectly related to this agreement, shall be submitted to mixed arbitration (árbitro mixto). The arbitrator shall be appointed by mutual agreement of the parties. In lieu of such an agreement, the parties acknowledge and accept that the arbitrator shall be an attorney at law from the Arbitration and Mediation Center from the Santiago Chamber of Commerce, whose dispositions are evidenced in the public deed of December 10, 1992, granted in the Notary Public Office of Mr. Sergio Rodríguez Garcés, and the amendments thereafter, that are deemed to be part of this provision. The parties hereto grant an irrevocable power of attorney to the Santiago Chamber of Commerce AG, so that upon the written request of any of the parties, it may appoint a mixed arbitrator who is a member of the arbitration body of the Arbitration Center of the above-mentioned chamber. The arbitrator shall have sufficient qualifications to resolve any matter related to its competence and/or jurisdiction and the parties may appear before the arbitrator one or multiple times. SIXTEENTH. Domicile. For the purposes herein, the parties agree to special domicile in the city and commune of Santiago. The powers of attorney of the representatives of Compañía de Seguros Corpvida S.A. are evidenced in the public deeds dated 10/13/1998, 02/13/2008 and 01/23/2012, both of which were granted in the Notary Public of Mr. José Musalem Saffie. The powers of attorney of the representatives of Corpbanca, are evidenced in the public deed dated 02/16/2012 granted in the Notary Public of Mr. José Musalem Saffie. The aforementioned powers of attorney are not included herein as they are known by the parties and by the Notary Public. Having read and approved the following instrument, the appearing parties sign hereto. Minutes prepared upon request of the law firm Fontaine & Cia. Copies are granted. I ATTEST.

[SIGNATURE AND FINGERPRINT]

1. Christian Abello Prieto

On behalf of Compañía de Seguros Corpvida S.A.

[SIGNATURE AND FINGERDACTILAR PRINT]

Jorge Espinoza Bravo

On behalf of Compañía de Seguros Corpvida S.A.

[SIGNATURE AND FINGERDACTILAR PRINT]

Fernando Massú Taré

On behalf of Corpbanca